Exhibit 99.2

Global Clean Energy Holdings, Inc.

Provides Mid-Year Corporate Update

Proprietary Camelina Renewable Diesel Feedstock Continues to Outperform Expectations Even Under Montana’s Recent Severe Drought Conditions

TORRANCE, CA July 29, 2021 — Global Clean Energy Holdings, Inc. (OTCQX: GCEH), a fully integrated renewable fuels company, provides a mid-year corporate update of the first half of 2021. Additional financial information will be provided in the June 30, 2021 Quarterly Report on Form 10-Q.

First half-year achievements, financial status and corporate updates include the following:

Financial – As of June 30, 2021

We are finalizing our results for the three months ended June 30, 2021. We present below certain preliminary results representing our estimates for this period, which are based only on currently available information and do not present all necessary information for an understanding of our financial condition as of June 30, 2021 or our results of operations for the three months ended June 30, 2021. We have provided ranges, rather than specific amounts, for the preliminary estimates for the unaudited financial data described below primarily because our financial closing procedures for the three months ended June 30, 2021 are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from these preliminary estimates. Management prepared these estimates in good faith based upon the most recent information available to us from our internal reporting systems as of the date of this release.

●	As a pre-revenue company engaged in the construction of our biorefinery in Bakersfield, California and the development of its Camelina renewable diesel feedstock operations, net loss for the second quarter is in line with expectations between $12 and $15 million.
●	GCEH had approximately $65 million of cash and deposits (advances), of which approximately $46 million, when spent, will be recorded as long-term assets. These amounts are expected to be spent this year on the construction of the Bakersfield biorefinery.
●	GCEH has drawn approximately $245 million of the $385 million credit available under its Senior and Mezzanine Credit Facilities, of which approximately $205 million has been incurred as of June 30, 2021 for the purchase and retooling of the refinery, operational cost, general and administrative expenses, and interest payments.

Corporate

●	Effective July 23, 2021, GCEH appointed Phyllis Currie and Susan Anhalt to its Board of Directors. Ms. Currie has over four decades of experience as an executive in energy, including as General Manager of the Pasadena, California Water and Power Department (PWP) and as Chief Financial Officer of the Los Angeles Department of Water and Power (LADWP). Ms. Anhalt has significant experience as a corporate and securities lawyer with SmallCap public growth companies.
●	In April 2021, GCEH appointed Jerald Feitelson, Ph.D. as the company’s Vice President and Chief Scientific Officer.
●	In April 2021, GCEH acquired Agribody Technologies, Inc., an emerging agricultural biotechnology company that owns 15 issued U.S. patents related to increasing yield and sustainability traits of Camelina and other crops. Agribody Technologies was purchased in an all stock transaction valued at $5 million (830,526 shares of GCEH common stock were issued at $6.02 per share in an exempt transaction).

●	Also in April 2021, Agribody Technologies was issued a new key utility patent with broad claims for genome editing specific mutations in a critical gene present in all plants, including Camelina to confer higher yield, tolerance to stress and longer shelf life.
●	During the second quarter, all of the issued and outstanding shares of Series B Convertible Preferred Stock were converted into 1,181,819 shares of GCEH common stock. As of June 30, 2021, GCEH had outstanding a total of 40,061,714 shares of common stock, and no shares of preferred stock.
●	GCEH raised $3.1 million through the private sale of its common stock to three investors at a price of $6.25 per share.
●	GCEH has extended, to September 15, 2021, the date by which it agreed to fund an additional $35 million construction contingency reserve for the Bakersfield biorefinery.

Camelina Feedstock Development

As of June 30, 2021, GCEH, through its wholly owned subsidiary Sustainable Oils, Inc., has produced sufficient planting seed of its proprietary Camelina varieties to plant over 275,000 acres of Camelina for the production of Camelina oil as a feedstock for renewable diesel.

GCEH also announced that earlier this year it’s SO-50 patented Camelina seed variety was planted in commercial quantities with more than 50 large farmers in six states including Montana, Oregon, Washington , Idaho, Kansas and Colorado. In Montana, which has been experiencing a severe drought, those acres are now yielding a viable Camelina crop where many other staple crops in Montana (such as wheat, lentils, peas) have failed to survive under the higher-than-normal temperatures and severe drought conditions. Mike Karst, Vice President of Sustainable Oils, stated “Our growers in Montana have had to deal with an extreme weather situation thus far this year. However, we have not lost any Camelina fields to the drought, and while the Camelina yields may average somewhat below normal year expectations, we are demonstrating to our growers and the agricultural community the highly drought-tolerance, sturdiness and overall economic viability of our Camelina varieties.”

On a recent farmer field day sponsored by Sustainable Oils and ExxonMobil, local growers were introduced to our six newest (patent pending) varieties, which produce higher yields and/or have enhanced agronomic flexibility. Local farmer Shawn Preputin (who planted over 600 acres of Camelina) commented, “If this still produces a decent crop on a struggle year, that makes it a viable crop going forward, because you just never know when you’re going to have a drought year.” Similarly, Wade Bitz (a first time Camelina farmer) told Mr. Karst, “Camelina seems to have held up a lot better than our other crops. It utilizes the moisture more efficiently.” Finally, Lance Lindbloom, Agronomy Coach at 406 Agronomy said, “Not only have we had the low moisture, but we’ve had extreme heat. Where some of our lentil crops and other crops have really shut down, this Camelina has kept growing.”

Richard Palmer, CEO and founder of GCEH, remarked, “From inception, the goal of the company has been to develop sustainable, nonfood-based oil crops that do not compete for scarce water resources and can contribute to food security by relieving pressure on food-grade oil feedstocks for biofuels. Camelina meets that goal as it is a short cycle dryland crop grown on fallow land. Unlike primary crops, it requires comparatively fewer inputs, which significantly lowers the carbon intensity of the grain, oil and ultimately the biofuel. GCEH continues to devote resources to building a strong intellectual property position and our recent acquisition of Agribody Technologies adds numerous patents and technical knowledge to our expanding portfolio. Our years of investment in improving the crop is now being witnessed first-hand by our growers in several states, and we believe this positions the company for significant expansion of Camelina acreage over the next several years. Additionally, we expect to begin developing our midstream grain aggregation centers later this year, which will allow us to handle the expected increased volumes of grain in 2022 and beyond.”

About Global Clean Energy Holdings

Global Clean Energy Holdings, Inc. (“GCEH”) is a uniquely positioned vertically integrated renewable fuels company. Our strategy has been consistent from the inception of our business: control the full integration of our entire supply chain from the development, production and processing of feedstocks through to the refining and distribution of renewable fuels. GCEH’s wholly owned plant science subsidiary, Sustainable Oils, Inc., owns an industry leading portfolio of intellectual property rights, including patents and production know-how, to produce its proprietary varieties of Camelina sativa as a nonfood based ultra-low carbon biofuels feedstock. GCEH is retooling and constructing its renewable diesel refinery in Bakersfield, California, which when completed in early 2022 will be the largest renewable fuels facility in the western United States and the largest in the country that produces renewable fuels from nonfood based feedstocks. More information can be found online at www.gceholdings.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements” of Global Clean Energy Holdings, Inc. (hereinafter referred to as “we,” “us,” or “our”) within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). All such written or oral statements made in this press release, other than statements of historical fact, are forward-looking statements and are intended to be covered by the safe harbor for forward-looking statements provided by the PSLRA. Without limiting the foregoing, we may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “forecast,” “guidance,” “outlook,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes and are intended to identify forward-looking statements. Forward-looking statements are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and we undertake no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are outside of our control, that may cause actual results, levels of activity, performance, achievements and developments to be materially different from those expressed in or implied by these forward-looking statements. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and include, but are not limited to, the following substantial known and unknown risks and uncertainties inherent in our business: the effects of the COVID-19 pandemic; risks related to the timing of and our ability to successfully complete the retooling and development of our Bakersfield, California biorefinery; the risk that unanticipated construction and development expenses may increase our estimated capital requirements; the risk that the future cost of producing, aggregating, delivering and processing Camelina feedstock may differ from our expectations; the risk that we may not be able to cultivate Camelina in anticipated amounts; the risk that we will not achieve the anticipated low carbon intensity scores of our products; risk related to our ability to operate our Bakersfield, California biorefinery; risks related to the availability of the capital we will need to expand our refinery and our related Camelina operations; our dependence on certain contractual relationships, including our off-take agreement with ExxonMobil Corporation; and other factors, including general economic conditions and regulatory developments, not within our control.

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Contact

Communications Contact

Natalie Findlay

(424) 318-3518

contact@gceholdings.com

investor.relations@gceholdings.com